Exhibit 99.1

JOINT FILING AGREEMENT

                Pursuant to Rule 13d-1(k) (1) (iii) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement to which this Exhibit is attached is filed on behalf of each of them.

Dated as of: February 6, 2008

/s/ Stuart Subotnick
Stuart Subotnick
Executive Vice President
Image Investor Co.

/s/ John W. Kluge
John W. Kluge

/s/ Stuart Subotnick
Stuart Subotnick